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
----------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION           -------------------------------
  FORM 4                                    WASHINGTON, DC 20549                                     OMB APPROVAL
----------                                                                                 -------------------------------
                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                    EXPIRES:     December 31, 2001
    longer subject to           Filed pursuant to Section 16(a) of the Securities           ESTIMATED AVERAGE BURDEN
    Section 16. Form 4             Exchange Act of 1934, Section 17(a) of the               HOURS PER RESPONSE.........0.5
    or Form 5 obligations          Public Utility Holding Company Act of 1935              --------------------------------
    may continue. See                        or Section 30(f) of the
    Instruction 1(b).                     Investment Company Act of 1940
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(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
 Pasquale         Douglas             M.          ARV ASSISTED LIVING, INC. (SRS)                X  Director         10% Owner
---------------------------------------------  ----------------------------------------------   ---               ---
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for       X  Officer           Other
                                                  Number of Reporting        Month/Year         --- (give title   --- (Specify title
       245 Fischer Avenue, Suite D-1              Person, if an entity                               below)            below)
---------------------------------------------     (Voluntary)             -------------------          President and
                 (Street)                                                 5. If Amendment,             Chief Executive Officer
                                                                                Date of             --------------------------------
Costa Mesa           CA              92626                                     Original      7. Individual or Joint/Group Filing
---------------------------------------------                                 (Month/Year)      (Check Applicable Line)
  (City)           (State)           (Zip)                                     May, 2000         X   Form filed by One Reporting
                                                                          ------------------    ---  Person
                                                                                                     Form filed by more than
                                                                                                ---  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Beneficial
                                             (Instr. 8)                                Owned at            or            Ownership
                               (Month/    ------------- -------------------------      End of Month        Indirect (I)  (Instr. 4)
                                Day/                             (A) or                (Instr. 3 and 4)    (Instr. 4)
                                Year)     Code     V    Amount     (D)     Price
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Common Stock                                                                             14,500                 D
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Common Stock                 05/23/00       P           5,000       A      $1.00          5,000                 I          By IRA
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (3-99)

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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transaction  5. Number of      6. Date Exer-     7. Title and     8. Price of
   Security                 sion or      action      Code            Derivative        cisable and       Amount of        Derivative
   (Instr. 3)               Exercise     Date        (Instr. 8)      Securities        Expiration        Underlying       Security
                            Price of     (Month/                     Acquired (A)      Date              Securities       (Instr. 5)
                            Derivative   Day/                        or Disposed of    (Month/Day/       (Instr.
                            Security     Year)                       (D) (Instr. 3,     Year)             3 and 4)
                                                                      4, and 5)     ----------------  -----------------
                                                                                    Date     Expira-          Amount or
                                                  --------------  ----------------  Exer-    tion             Number of
                                                    Code    V       (A)      (D)    cisable  Date      Title  Shares
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
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal        /s/ Douglas M. Pasquale     November 8, 2000
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------  ----------------
                                                                                         Douglas M. Pasquale          Date
                                                                                           **Signature of
                                                                                          Reporting Person
Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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